Calculation of Filing Fee Tables
S-8
Savara Inc
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock (par value $0.001 per share)	Other	18,900,000	$ 5.445	$ 102,910,500.00	0.0001381	$ 14,211.94
Total Offering Amounts:						$ 102,910,500.00		$ 14,211.94
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 14,211.94
Offering Note
[1]	(a) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this registration statement (the "Registration Statement") shall also cover any additional shares of common stock of Savara Inc. (the "Registrant") that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding shares of the Registrant's common stock. (b) The Proposed Maximum Offering Price Per Unit is estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the reported high and low sales prices for the Registrant's common stock as reported by the Nasdaq Global Select Market on August 5, 2026. (c) The Amount Registered consists of 18,900,000 shares issuable under the Savara Inc. 2024 Omnibus Incentive Plan, as amended.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources